                                                                    EXHIBIT 99.1

                 ITEMIZED LIST OF EXPENSES INCURRED OR BORNE BY
               OR FOR THE ACCOUNT OF THE REPUBLIC OF SOUTH AFRICA
                    IN CONNECTION WITH THE SALES OF THE NOTES

The following are the estimated expenses incurred or borne by or for the
Republic of South Africa in connection with the issuance and distribution of the
Notes.

               Registration Fee*               U.S.$  76,000
               Miscellaneous Expenses                145,000
                                              --------------
               TOTAL                            U.S.$221,000
                                              ==============

*Previously Paid